Exhibit 99.1

Virco Operating Income Nearly Doubles as Second Quarter Revenue Jumps 30%
•Exemplary Performance by U.S. Factories and Delivery Teams convert record backlog to on-time deliveries for Back-to-School
•Year-to Date Revenue up 24% to $142 million
•Year-to-Date Operating Income improves to $20 million

TORRANCE, CALIFORNIA, September 11, 2023 – Virco Mfg. Corporation (NASDAQ: VIRC), the largest manufacturer and supplier of movable furniture and equipment for educational environments in the United States, today reported financial results for the quarterly period ended July 31, 2023 (second quarter of fiscal 2024).

Virco Mfg. Corporation today reported that revenue for the second quarter ended July 31 grew 30% YOY from $82,797,000 to $107,321,000 as the Company’s U.S. factories and logistics converted a record backlog to nationwide on-time deliveries for the new school year. In combination with stabilizing material and freight costs, the Company’s domestic operations generated improved profitability on the higher volume. For the second quarter, operating income nearly doubled from $11,174,000 to $21,254,000.

Year-to-date, revenue increased 23.8% from $114,881,000 in the first six months of last year to $142,264,000 this year. Operating income for the first six months improved from $6,430,000 last year to $19,942,000 in the current year.

Gross Margin for the second quarter improved from 38.5% to 45.3%, due to a combination of moderating raw material costs and improved operating efficiencies in the Company’s U.S. factories. SG&A as a percent of sales increased slightly from 25.0% last year to 25.5% this year. For the first six months, gross margin improved from 36.2% last year to 43.4% in the current year. For the same period, SG&A as a percent of sales declined from 30.6% to 29.4%.

Interest expense on the Company’s seasonal credit facility was $1,083,000 for the current quarter compared to $698,000 for the same period last year. Year-to-date, interest expense was $1,795,000, or 1.3% of revenue, compared to $1,125,000, or 1.0% of revenue for the first six months of last year. The Company has adequate availability under its current facility and is able to finance its growth organically, with improved profitability and cash flows being generated by the higher revenue. Management observes that timely deliveries have contributed to timely collections on accounts receivable, leading to strong cash flows through the middle of the Company’s busy season. Other key balance sheet items such as inventories, accounts payable, and accounts receivable remain favorably balanced with the increase in revenue and earnings.

Commenting on the strong second quarter and first six months, Virco CEO and Chairman Robert Virtue said: “We performed exceptionally well in this year’s back-to-school season. We had a record backlog of deliveries to make, and we made them. This ability to execute is directly tied to our domestic U.S. factories and logistics teams. As schools have extended their instruction calendar to make up for pandemic-related learning loss, our summer delivery window has effectively been narrowed. We have the physical footprint and the operating know-how to make and deliver millions of pounds of furniture in what is now a six- to eight-week delivery season. This environment has been increasingly challenging for import-based competitors. We are seeing a meaningful gain in new customers in this new competitive landscape.”

Virco President Doug Virtue offered these additional comments: “We consider ourselves fortunate to have come out of the pandemic stronger than we went in. We are uniquely positioned to help schools as they modify their calendars and curricula to address the learning challenges faced by today’s students. Our vertical model has proven highly adaptable to these accelerations. We have good control over inventories, delivery performance, and the entire order-to-cash cycle. Ultimately, this allows us to better serve educators and students as they seek creative solutions to the challenges of the last few years.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2023, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	7/31/2023	1/31/2023	7/31/2022
	(In thousands)

Assets
Current assets
Cash	$1,600	$1,057	$2,179
Trade accounts receivables, net	68,592	18,435	44,286
Other receivables	58	68	95
Income tax receivable	—	19	111
Inventories	71,853	67,406	61,228
Prepaid expenses and other current assets	2,228	2,083	2,068
Total current assets	144,331	89,068	109,967
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	686	686	653
Buildings and building improvements	51,441	51,310	51,456
Machinery and equipment	115,899	113,662	115,029
Leasehold improvements	977	983	1,012
Total property, plant and equipment	172,734	170,372	171,881
Less accumulated depreciation and amortization	137,392	135,810	136,973
Net property, plant and equipment	35,342	34,562	34,908
Operating lease right-of-use assets	8,285	10,120	12,115
Deferred tax assets, net	7,100	7,800	488
Other assets, net	9,279	8,576	8,051
Total assets	$204,337	$150,126	$165,529

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	7/31/2023	1/31/2023	7/31/2022
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$27,854	$19,448	$27,290
Accrued compensation and employee benefits	10,983	9,554	6,873
Income tax payable	3,325	—	—
Current portion of long-term debt	32,256	7,360	22,736
Current portion operating lease liability	5,386	5,082	4,909
Other accrued liabilities	11,259	7,081	10,057
Total current liabilities	91,063	48,525	71,865
Non-current liabilities
Accrued self-insurance retention	934	1,050	1,436
Accrued pension expenses	10,827	10,676	15,238
Income tax payable	81	79	73
Long-term debt, less current portion	14,261	14,384	14,504
Operating lease liability, less current portion	4,317	6,796	9,241
Other long-term liabilities	559	555	667
Total non-current liabilities	30,979	33,540	41,159
Commitments and contingencies (Notes 6, 7 and 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,347,314 shares at 7/31/2023 and 16,210,985 at 1/31/2023 and 7/31/2022	164	162	162
Additional paid-in capital	121,030	120,890	120,684
Accumulated deficit	(36,539)	(50,631)	(62,582)
Accumulated other comprehensive loss	(2,360)	(2,360)	(5,759)
Total stockholders’ equity	82,295	68,061	52,505
Total liabilities and stockholders’ equity	$204,337	$150,126	$165,529

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Three months ended
	7/31/2023	7/31/2022
	(In thousands, except per share data)
Net sales	$107,321	$82,797
Costs of goods sold	58,743	50,952
Gross profit	48,578	31,845
Selling, general and administrative expenses	27,324	20,671
Operating income	21,254	11,174
Unrealized (gain) loss on investment in trust account	(325)	305
Pension expense	161	196
Interest expense	1,083	698
Income before income taxes	20,335	9,975
Income tax expense	4,801	295
Net income	$15,534	$9,680

Net income per common share:
Basic	$0.95	$0.60
Diluted	$0.95	$0.60
Weighted average shares of common stock outstanding:
Basic	16,272	16,108
Diluted	16,294	16,108

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Six months ended
	7/31/2023	7/31/2022
	(In thousands, except per share data)
Net sales	$142,264	$114,881
Costs of goods sold	80,484	73,329
Gross profit	61,780	41,552
Selling, general and administrative expenses	41,838	35,122
Operating income	19,942	6,430
Unrealized (gain) loss on investment in trust account	(624)	305
Pension expense	322	391
Interest expense	1,795	1,125
Income before income taxes	18,449	4,609
Income tax expense	4,357	13
Net income	$14,092	$4,596

Net income per common share:
Basic	$0.87	$0.29
Diluted	$0.87	$0.29
Weighted average shares of common stock outstanding:
Basic	16,242	16,071
Diluted	16,257	16,071